Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cerence Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee

Equity	Common Stock, $0.01 par value per share, Cerence Inc. 2024 Inducement Plan	457(c) and (h)(1)	600,000 (2)	$14.39 (3)	$8,634,000	$0.0001476	$1,274.38

Total Offering Amounts					$8,634,000		$1,274.38

Total Fee Offsets

Net Fee Due							$1,274.38

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the above listed plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Consists of 600,000 shares of Common Stock that may become issuable under the Registrant’s 2024 Inducement Plan pursuant to its terms.

(3) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Global Select Market on February 26, 2024.